FOR IMMEDIATE RELEASE

                         Michael J. Monahan  612-293-2809 (Tel)
                                             612-225-3123 (Fax)


                    ECOLAB INC. COMMENCES TENDER OFFER
                       FOR UP TO 3 MILLION SHARES



          ST. PAUL, Minn., May 17, 1995: Ecolab Inc. today commenced its previously announced Dutch Auction cash tender offer to purchase up to 3 million shares of its common stock at a price to be determined by the Company between $21.75 and $25.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the offer to Purchase, dated May 17, 1995, and the related Letter of Transmittal, which together constitute the offer.

          The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to certain customary conditions. The offer, proration period and withdrawal rights are scheduled to expire at 12:00 midnight, Eastern time, on Wednesday, June 14, 1995, unless the offer is extended. The Company has reserved the right to purchase more than 3 million shares in the offer.

          Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares pursuant to the Offer.

          Ecolab is the leading global developer and marketer of premium cleaning, sanitizing and maintenance products and services for the hospitality, institutional and industrial markets. Ecolab shares are traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol ECL.

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